Exhibit 4.3

DEFINITIVE AGREEMENT

among

REG TECHNOLOGIES INC.

and

GRAPH BLOCKCHAIN LIMITED

and

2659468 ONTARIO INC.

November 6, 2018

Section 11.9	Assignment and Enurement	40

Section 11.10	Severability	41

Section 11.11	Counterparts	41

Section 11.12	Facsimile Signatures	41

DEFINITIVE AGREEMENT

THIS AGREEMENT is dated the 6th day of November, 2018.

AMONG:

REG TECHNOLOGIES INC., a corporation existing under the Business Corporations Act (British Columbia),

(“RegTech”)

AND:

GRAPH BLOCKCHAIN LIMITED. a corporation existing under the Business Corporations Act (Ontario),

(“Graph”)

AND:

2659468 ONTARIO INC., a corporation existing under the Business Corporations Act (Ontario),

(“Subco”)

WHEREAS:

A.

RegTech and Graph entered into a letter of intent dated May 29, 2018 (the “Letter of Intent”) concerning a proposed transaction to combine the businesses, operations and assets of RegTech and Graph (the “Transaction”);

B.	Subco is a newly incorporated, wholly-owned subsidiary of RegTech;

C.

It is intended that Graph and Subco will amalgamate under the provisions of the OBCA and the terms and conditions of this Agreement and the Amalgamation Agreement (the “Amalgamation”) to form one corporation, which will continue under the name “Graph Blockchain Limited” (“Amalco”);

D.

Upon the Amalgamation Effective Date, among other things, the outstanding Graph Common Shares will be exchanged for Resulting Issuer Common Shares (as defined herein) in accordance with the provisions of this Agreement and the Amalgamation Agreement; and

E.	The completion of the Transaction is intended to, among other things, result in the listing of the Resulting Issuer Common Shares on the Canadian Securities Exchange (“CSE”).

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions

In this Agreement, the following words and terms have the meanings ascribed to them below:

“Agreement” means this agreement, including all Schedules, as it may be supplemented or amended by written agreement among the Parties;

“Amalco” has the meaning set forth in the recitals above;

“Amalco Common Shares” means the common shares in the capital of Amalco;

“Amalgamation” has the meaning set forth in the recitals above;

“Amalgamation Agreement” means the agreement between RegTech, Graph and Subco to formally give effect to the Amalgamation attached as Schedule “A” hereto;

“Amalgamation Effective Date” means the effective date of the Amalgamation as set forth in the Certificate of Amalgamation issued to Amalco;

“Articles of Amalgamation” means the articles of amalgamation entered into as a result of the Amalgamation Agreement;

“BCBCA” means the Business Corporations Act (British Columbia);

“Books and Records” means books, ledgers, files, minute books, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, Tax Returns and other data and information, including all data and information stored on computer-related or other electronic media, maintained with respect to RegTech, Subco and Graph, as applicable;

“Business Day” means any day excluding a Saturday, Sunday or statutory holiday in the Province of Ontario;

“Claim” means any claim, demand, action, cause of action, suit, arbitration, investigation, proceeding, complaint, grievance, charge, prosecution, assessment or reassessment, including any appeal or application for review;

“Closing” means the closing of the Transaction;

“Closing Date” means the date, subject to the terms and conditions hereof, the Parties agree that the closing of the Transaction will occur prior to the issuance of the Final Exchange Bulletin;

“Closing Time” means the time, subject to the terms and conditions hereof, the Parties agree that the closing of the Transaction will occur on the Closing Date;

“Concurrent Financing” means the private placement of a minimum of 3,333,333 Financing Units and a maximum of 13,333,333 Financing Units at $0.30 per Financing Unit for aggregate gross proceeds of a minimum of $1,000,000 and a maximum of $4,000,000 that shall close immediately before the Amalgamation;

“Confidential Information” means information, whether in written or electronic form, or committed to memory, that is of a proprietary or confidential nature, or not generally available to the public, relating to the business of Graph or RegTech;

“Consolidation” means the consolidation of the issued and outstanding RegTech Common Shares on the basis of one New RegTech Common Share for every ten (10) RegTech Common Shares issued and outstanding on the effective date of the Consolidation;

“Contract” means any agreement, understanding, undertaking, commitment, license or lease, whether written or oral;

“CSE” has the meaning set forth in the recitals above;

“Encumbrance” means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim, right of others or other encumbrance of any kind (other than in respect of Taxes not yet due and payable);

“Final Exchange Bulletin” means the bulletin issued by the CSE evidencing final CSE acceptance of the Transaction to be issued following the Closing Date;

“Financing Common Share” means the Graph Common Shares issued pursuant to the Concurrent Financing;

“Financing Warrant” means warrants of Graph that entitle the holder to acquire one Graph Common Share for each Financing Warrant held at a price of $0.40 per Graph Common Share for a period of 18 months from the closing of the Concurrent Financing;

“Financing Unit” means a unit of Graph that is comprised of one Financing Common Share and one Financing Warrant;

“Finder’s Fee” means the finder’s fee payable at the Closing to 514 Finance Inc. in shares of the Resulting Issuer at $0.30 per share, which shall be equal to 0.5% of the pre-money valuation of Graph, subject to a maximum fee of $196,000;

“Governmental Entity” means any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory or taxing authority or power of any nature as well as any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them;

“Graph” has the meaning set forth in the recitals above;

“Graph Common Shares” means common shares in the capital of Graph;

“Graph Financial Statements” means the audited financial statements of Graph prepared in accordance with IFRS for the financial period from incorporation (November 22, 2017) to July 31, 2018;

“Graph Finder’s Warrants” means the 1,665,818 finder’s warrants issued and outstanding on the date hereof, with each Graph Finder’s Warrant entitling the holder thereof to purchase one Graph Common Share at a price of $0.083 until January 10, 2020;

“Graph Share Split” means the stock split of Graph Common Shares on the basis of 1.210976238250372 post-split Graph Common Shares for each pre-split Graph Common Share, with the result that there will be 123,333,333 Graph Common Shares issued and outstanding following completion of the Graph Share Split;

“IFRS” means International Financial Reporting Standards;

“Intellectual Property” means all domestic and foreign (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications, patent disclosures and industrial designs, together with all re-issuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (b) trademarks, service marks, trade dress, trading styles, logos, trade names and business names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) copyrightable works, copyrights and applications, registrations and renewals in connection therewith, (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) computer systems, software, data and related documentation, (f) other proprietary rights, (g) right, title and interest as licensee or authorized user of any of the aforementioned intellectual property, and (h) copies and tangible embodiments thereof in whatever form or medium whether now known or hereafter developed;

“Law” or “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Entity, and the term “applicable” with respect to Laws and in a context that refers to one or more Persons, means that the Laws apply to the Person or Persons, or its or their business, undertaking, property or securities, and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Letter of Intent” has the meaning set forth in the recitals above;

“Loss” means any loss, liability, damage, cost, expense, charge, fine, penalty or assessment including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise and all interest, punitive damages, fines, penalties and all reasonable professional fees and disbursements on a 100 percent, complete indemnity basis, excluding loss of profits;

“Material Adverse Effect” means a material adverse effect on the business or financial position, condition, assets or properties of Graph;

“Material Contract” means a Contract considered a material contract under applicable securities laws and regulations;

“Name Change” has the meaning ascribed thereto in Section 7.1(a);

“New RegTech Common Shares” means the new RegTech Common Shares issued to shareholders of RegTech pursuant to the Consolidation;

“Notice” means any notice, demand, request, consent, approval or other communication which is required or permitted by this Agreement to be given or made by a Party;

“OBCA” means the Business Corporations Act (Ontario);

“Parties” means Graph, RegTech and Subco;

“Person” means an individual, body corporate, sole proprietorship, partnership, trust, unincorporated association, unincorporated syndicate, unincorporated organization, or another entity, and a natural person acting in his or her individual capacity or in his or her capacity as executor, trustee, administrator or legal representative, and any Governmental Entity;

“RegTech” has the meaning set forth in the recitals above;

“RegTech Common Shares” means the common shares in the capital of RegTech;

“RegTech Disclosure Documents” means documents filed by or on behalf of RegTech that are publicly available in electronic form on the System for Electronic Document Analysis and Retrieval, commonly known as “SEDAR”, at www.sedar.com or on Electronic Data Gathering, Analysis, and Retrieval, commonly known as “EDGAR” on https://www.sec.gov/edgar/searchedgar/companysearch.html;

“RegTech Financial Statements” means the audited financial statements of RegTech for the financial years ended April 30, 2018, April 30, 2017 and April 30, 2016;

“Resulting Issuer” means RegTech upon completion of the Amalgamation;

“Resulting Issuer Common Shares” means common shares in the capital of Resulting Issuer;

“Resulting Issuer Finder’s Warrants” means finder’s warrants to acquire Resulting Issuer Common Shares;

“Resulting Issuer Warrants” means share purchase warrants to acquire Resulting Issuer Common Shares;

“Securities Authorities” means any applicable securities regulatory authority in Canada;

“Subco” has the meaning set forth in the recitals above;

“Subco Common Shares” means common shares in the capital of Subco;

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and will include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of existing contracts, agreements and commitments, and, in the case of RegTech, includes Subco;

“Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Entity;

“Tax Law” means any Law that imposes Taxes or that deals with the administration or enforcement of liabilities for Taxes;

“Tax Return” means any return, report, declaration, designation, election, undertaking, waiver, notice, filing, information return, statement, form, certificate or any other document or materials relating to Taxes, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of Taxes;

“Transaction” has the meaning set forth in the recitals above;

“Transfer Agent” means Computershare Investor Services Inc.;

Section 1.2 Certain Rules of Interpretation

(a)

In this Agreement, words signifying the singular number include the plural and vice versa, and words signifying gender include all genders. Every use of the word “including” in this Agreement is to be construed as meaning “including, without limitation”.

(b)

The division of this Agreement into Articles and Sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)	References in this Agreement to an Article, Section, or Schedule are to be construed as references to an Article, Section, or Schedule of or to this Agreement.

(d)

Unless otherwise specified in this Agreement, time periods within which or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period begins and including the day on which the period ends. If the last day of a time period is not a Business Day, the time period will end on the next Business Day.

(e)

Unless otherwise specified, any reference in this Agreement to any statute includes all regulations made under or in connection with that statute from time to time, and is to be construed as a reference to that statute as amended, supplemented or replaced from time to time.

(f)	In the event of any conflict or inconsistency between the statements in the body of the Agreement and the Schedules, the statements in the body of this Agreement will prevail.

Section 1.3 Governing Law

This Agreement is governed by, and is to be construed and interpreted exclusively in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. The Parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of Ontario to resolve any disputes arising hereunder.

Section 1.4 Entire Agreement

This Agreement, together with the agreements and other documents to be delivered pursuant to this Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including the Letter of Intent, and there are no representations, warranties or other agreements among the Parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement or the other agreements and documents delivered pursuant to this Agreement. No Party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement or in one of the other agreements and documents delivered pursuant to this Agreement.

Section 1.5 Knowledge

Where the phrase “to the knowledge of Graph” or “to the knowledge of RegTech” is used, such phrase will mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon, in the case of Graph, the collective knowledge of the directors and officers of Graph and in the case of RegTech, the collective knowledge of the directors and officers of RegTech and in all cases, “knowledge” means the actual knowledge of such directors and officers after due inquiry.

Section 1.6 Schedules

Schedule “A”, Form of Amalgamation Agreement, is attached to and incorporated by reference into this Agreement.

ARTICLE 2

THE AMALGAMATION

Section 2.1 Amalgamation

RegTech, Subco, and Graph will effect the Amalgamation on the terms and subject to the conditions contained in this Agreement and the Amalgamation Agreement.

Section 2.2 Effect of Amalgamation

(a)

The Amalgamation will become effective on the Amalgamation Effective Date and at such time, Subco and Graph will amalgamate to form Amalco pursuant to the OBCA in the manner set out in the Amalgamation Agreement;

(b)	immediately upon the Amalgamation pursuant to Section 2.2(a):

(i)

each shareholder of Graph, including holders of Financing Common Shares, will receive, instead of Amalco Common Shares, one (1) fully paid and non-assessable Resulting Issuer Common Share in exchange for each issued and outstanding Graph Common Share held by such shareholder and the Graph Common Shares thus exchanged will be cancelled without reimbursement of the capital represented by such shares;

(ii)

the Resulting Issuer will receive one (1) fully paid and non-assessable Amalco Common Share in exchange for each issued and outstanding Subco Common Share held by RegTech and the Subco Common Shares thus exchanged will be cancelled without reimbursement of the capital represented by such shares;

(iii)

holders of the Financing Warrants will receive, in exchange for each Financing Warrant held, one Resulting Issuer Warrant, with each Resulting Issuer Warrant having the same terms as the Financing Warrant being exchanged therefor, and thereafter all of the outstanding Financing Warrants will be cancelled;

(iv)

holders of the Graph Finder’s Warrants will receive, in exchange for each Graph Finder’s Warrant held, one Resulting Issuer Finder’s Warrant, with each Resulting Issuer Finder’s Warrant having the same terms as the Graph Finder’s Warrant being exchanged therefor, and thereafter all of the outstanding Graph Finder’s Warrants will be cancelled;

(v)

in consideration of the issuance of Resulting Issuer Common Shares pursuant to Section 2.2(b)(i), Amalco will issue to the Resulting Issuer 999,900 fully paid and non-assessable Amalco Common Shares for the Resulting Issuer Common Shares so issued;

(vi)

the current officers and directors of RegTech will resign and the board of directors of the Resulting Issuer will be reconstituted to consist of a minimum of three and a maximum of ten directors, all of whom shall be nominated by Graph. The senior management of the Resulting Issuer will include Peter Kim as President and Chief Executive Officer and Steve Kang as Chief Financial Officer.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF REGTECH

RegTech hereby represents and warrants to Graph and Subco as follows, and acknowledges that Graph and Subco are relying upon such representations and warranties in connection with the transactions contemplated herein. The statements contained in this Article 3 are true and correct as of the date hereof, and RegTech covenants, represents and warrants with and in favour of Graph and Subco that all of the representations and warranties set forth in this Article 3 will be true and correct at the time of Closing as if made on the Closing Date.

Section 3.1 Corporate Existence

RegTech is a company duly incorporated, validly existing and in good standing under the laws of British Columbia. No proceedings have been taken or authorized by RegTech in respect of the bankruptcy, reorganization, insolvency, liquidation, dissolution or winding up of RegTech.

Section 3.2 Capacity to Enter Agreement

RegTech has the requisite corporate power and authority and capacity to enter into and perform its obligations under this Agreement.

Section 3.3 Binding Obligation

The execution, delivery and performance of this Agreement by RegTech and the consummation by it of the transactions contemplated hereby has been or, by the Closing Date, will be duly and validly authorized by all necessary corporate action, and no further consent or authorization of the board of directors or shareholders of RegTech is or will be required.

This Agreement constitutes or will, by the Closing Date, constitute a valid and binding obligation of RegTech, enforceable against RegTech in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or other laws of general application limiting the enforcement of creditors’ rights generally and by the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

Section 3.4 Absence of Conflict

None of the execution and delivery of this Agreement, the performance of the obligations of RegTech under this Agreement, or the completion of the Transaction will:

(a)

result in or constitute a breach of any terms or provision of, or constitute a default under, the notice of articles or articles of RegTech, or any agreement or other commitment to which RegTech is a party or by which RegTech is bound;

(b)	constitute an event which would permit any party to any material Contract with RegTech to terminate such material Contract; or

(c)	result in the creation or imposition of any Encumbrance on the RegTech Common Shares.

Section 3.5 No Business Operations

Except for transfer agent fees and escrow agent fees pursuant to agreements with the Transfer Agent, as well as legal, accounting, and other fees and expenses in connection with remaining as a reporting issuer in British Columbia and Alberta, and as a company incorporated under the BCBCA, RegTech does not have any agreements, contracts, undertakings or commitments whatsoever of any kind, and RegTech is not a party to, or bound or affected by, any Contract containing any covenant expressly limiting its respective abilities to compete in any line of business, or transfer or move any of its assets or operations.

Section 3.6 Constating Documents

The certificate of incorporation, notice of articles and articles of RegTech constitute all of the constating documents of RegTech and are in full force and effect, and no actions have been taken and no changes are planned to further amend such constating documents.

Section 3.7 Capacity and Power

RegTech has all necessary corporate power, authority and capacity to own or lease its assets and carry on its business as currently being conducted.

Section 3.8 Authorized and Issued Capital

The authorized share capital of RegTech consists of an unlimited number of RegTech Common Shares, an unlimited number of preferred shares with a par value of $1.00 and an unlimited number of Class “A” non-voting shares without par value, of which, as of the date hereof, following completion of the Consolidation, 5,954,715 New RegTech Common Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of RegTech.

Section 3.9 Pre-Emptive Rights

(a)

No shareholder of RegTech is entitled to pre-emptive rights or registration rights and there are no outstanding options, warrants, rights to subscribe for, call or commitments of any character whatsoever relating to, or securities or rights convertible into any RegTech Common Shares;

(b)

There are no Contracts, commitments, understandings, or arrangements by which RegTech is or may become bound to issue additional RegTech Common Shares or options, securities or rights convertible into RegTech Common Shares;

(c)	RegTech is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities; and

(d)	RegTech is not a party to, and RegTech does not have any knowledge of, any agreement restricting the voting or transfer of RegTech Common Shares.

Section 3.10 Due Registration and Compliance

Except as disclosed to Graph, RegTech is a “reporting issuer” in good standing in Alberta and British Columbia. RegTech is in compliance with all continuous disclosure and other applicable Laws and the RegTech Disclosure Documents are free from any misrepresentation. No securities commission or other authority of any government or self-regulatory organization, has issued any order preventing the Transaction or the trading of any securities of RegTech.

Section 3.11 Prior Issuances of Securities, Foreign Registration, Cease Trade Orders

(a)

The offer and sale of all RegTech Common Shares, convertible securities, rights, warrants or options of RegTech issued and outstanding as of the date of this Agreement have complied with all applicable Laws;

(b)

RegTech’s securities are registered with the U.S. Securities and Exchange Commission and RegTech is required to file periodic reports with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934; and

(c)

No order ceasing or suspending trading in any securities of RegTech, prohibiting the sale of securities of RegTech or the trading of RegTech’s issued securities is issued and outstanding and, to the knowledge of RegTech, no proceedings for such purpose are pending, threatened or contemplated.

Section 3.12 Non-Arm’s Length Loans, Loans to Insiders, etc.

RegTech has made no payment or loan to, or borrowed any funds from or is otherwise indebted to, any officer, director, employee, shareholder or any other person not dealing at arm’s length with RegTech, other than as disclosed in the RegTech Financial Statements. RegTech is not a party to any Contract with any officer, director, employee, shareholder or any other person not dealing at arm’s length with RegTech, other than as disclosed in the RegTech Financial Statements as “related party transactions”.

Section 3.13 Books and Records

The Books and Records and minute books of RegTech are maintained substantially in accordance with all applicable Laws and the minute books are complete and accurate in all material respects.

Section 3.14 Financial Statements

The RegTech Financial Statements have been prepared in accordance with IFRS and present fairly the assets and liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of RegTech as at the respective dates of such financial statements and have been maintained in accordance with good business practices on a basis consistent with prior years.

Section 3.15 Tax Matters

RegTech has filed or will file, by the Closing Date, all Tax Returns, and has withheld or collected and remitted or will withhold or collect and remit all amounts to be withheld or collected and remitted with respect to any Taxes as required under all applicable Tax Laws. There are no actions, suits or proceedings, in progress, pending, or, to the knowledge of RegTech threatened, in connection with any Taxes. The provisions for Taxes shown on the RegTech Financial Statements are sufficient for the payment of all accrued and unpaid Taxes for all periods up to the end of the most recent financial period addressed in the RegTech Financial Statements.

Section 3.16 Absence of Changes

Since the most recent balance sheet and statement of loss included in the RegTech Financial Statements, there has not been:

(a)

any change in the financial condition, operations, results of operations, or business of RegTech that has had a Material Adverse Effect nor has there been any occurrence or circumstances which, with the passage of time might reasonably be expected to have a Material Adverse Effect; or

(b)

any damage, destruction or loss, labour trouble, or other event, development or condition of any character (whether or not covered by insurance) suffered by RegTech which has had, or may reasonably be expected to have a Material Adverse Effect.

Section 3.17 Absence of Undisclosed Liabilities

RegTech does not have any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise), including under any guarantee of any debt except to the extent reflected or reserved in the RegTech Financial Statements.

Section 3.18 Title to Assets

Subject to the security interest granted to Graph, RegTech owns, possesses and has good and marketable title to all of its undertaking, property and assets including all the undertaking, property and assets to be reflected in the most recent balance sheet included in the RegTech Financial Statements, free and clear of all Encumbrances. The undertaking, property and assets of RegTech comprise all of the undertaking, assets and property necessary for it to carry on its business as it is currently operated.

Section 3.19 Absence of Unusual Transactions

Since the most recent balance sheet and statement of loss included in the RegTech Financial Statements:

(a)	RegTech has conducted its business only in the usual, ordinary and regular course and consistent with past practice;

(b)

no liability or obligation of any nature, other than those related to the Amalgamation and the Transaction, whether absolute, accrued, contingent or otherwise that has had or is reasonably likely to have a Material Adverse Effect, has been incurred; and

(c)	no event that has had or is reasonably likely to have a Material Adverse Effect has occurred.

Section 3.20 Management Contracts

RegTech is not a party to any written management contract or employment agreement, including without limitation, any contract which provides for a right of payment in the event of a change of control of RegTech.

Section 3.21 Litigation

There are no actions, suits, grievances or proceedings, whether judicial, arbitral or administrative, and whether or not purportedly on behalf of RegTech, pending, commenced, or, to the knowledge of RegTech, pending, threatened or contemplated. There is no outstanding judgment, decree, order, ruling or injunction involving RegTech or relating in any way to the Transaction.

Section 3.22 No Expropriation

No property or asset of RegTech has been taken or expropriated by any Governmental Entity and no notice or proceeding in respect of any such expropriation has been given or commenced nor is there any intent or proposal to give any such notice or commence any such proceeding.

Section 3.23 Finder’s Fees

Except for the Finder’s Fee, no person or corporation is entitled to a finder’s fee or other form of compensation from the Resulting Issuer with respect to the Transaction.

Section 3.24 Full and Complete Disclosure

None of the foregoing representations, warranties and statements of fact and none of the RegTech Disclosure Documents contain any untrue statement of a material fact or omit to state any material fact necessary to make such statement or representation not misleading to a prospective purchaser of RegTech Common Shares who is seeking full information concerning RegTech and its properties, businesses and affairs. RegTech further represents and warrants that all public disclosures and filings required to be made by RegTech by applicable securities legislation in Canada or the United States have been made and filed by RegTech as of the date hereof.

Section 3.25 Subco Share Capital

RegTech is the registered and beneficial owner of all of the issued and outstanding shares of Subco and does not otherwise own or hold, directly or indirectly, any securities of, or have any interest in, any corporation, partnership, joint venture or other entity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SUBCO

Subco hereby represents and warrants to RegTech and Graph as follows, and acknowledges that RegTech and Graph are relying upon such representations and warranties in connection with the transactions contemplated herein. The statements contained in this Article 4 are true and correct as of the date hereof, and Subco covenants, represents and warrants with and in favour of Graph and RegTech that all of the representations and warranties set forth in this Article 4 will be true and correct at the time of Closing as if made on the Closing Date.

Section 4.1 Corporate Existence

Subco is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario. No proceedings have been taken or authorized by Subco in respect of the bankruptcy, reorganization, insolvency, liquidation, dissolution or winding up of Subco.

Section 4.2 Capacity to Enter Agreement

Subco has the requisite corporate power and authority and capacity to enter into and perform its obligations under this Agreement.

Section 4.3 Binding Obligation

The execution, delivery and performance of this Agreement by Subco and the consummation by it of the transactions contemplated hereby have been or will be, as of the Closing Date, duly and validly authorized by all necessary corporate action, and no further consent or authorization of the board of directors or shareholders of Subco is or will be required.

This Agreement constitutes or, by the Closing Date, will constitute a valid and binding obligation of Subco, enforceable against Subco in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or other laws of general application limiting the enforcement of creditors’ rights generally and by the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

Section 4.4 Absence of Conflict

None of the execution and delivery of this Agreement, the performance of Subco’s obligations under this Agreement, or the completion of the Transaction will:

(a)

result in or constitute a breach of any term or provision of, or constitute a default under, the articles or by-laws of Subco, or any agreement or other commitment to which Subco is a party or by which Subco is bound;

(b)

constitute an event which would permit any party to any material contract with Subco to terminate that agreement, or to accelerate the maturity of any indebtedness of Subco, or other obligation of Subco; or

(c)	result in the creation or imposition of any Encumbrance on the Subco assets or the Subco Common Shares.

Section 4.5 No Business Operations

Subco has no agreements, liabilities (including in respect of Taxes), Contracts, undertakings or commitments whatsoever of any kind other than this Agreement and does not carry out any active business and has been formed for the sole purpose of carrying out the Amalgamation. Subco does not own or hold, directly or indirectly, any securities of, or have any interest in, any corporation, partnership, joint venture or other entity.

Section 4.6 Authorized and Issued Capital

The authorized share capital of Subco consists of an unlimited number of Subco Common Shares. There is 100 Subco Common Shares issued and outstanding.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF GRAPH

Graph hereby represents and warrants to RegTech and Subco as follows, and acknowledges that RegTech and Subco are relying upon such representations and warranties in connection with the transactions contemplated herein. The statements contained in this Article 5 are true and correct as of the date hereof, and Graph covenants, represents and warrants with and in favour of RegTech and Subco that all of the representations and warranties set forth in this Article 5 will be true and correct at the time of Closing as if made on the Closing Date.

Section 5.1 Corporate Existence

Graph is a corporation duly incorporated, validly existing and in good standing under the laws of the Province of Ontario. No proceedings have been taken or authorized by Graph in respect of the bankruptcy, reorganization, insolvency, liquidation, dissolution or winding up of Graph.

Section 5.2 Capacity to Enter Agreement

Graph has the requisite corporate power and authority and capacity to enter into and perform its obligations under this Agreement.

Section 5.3 Binding Obligation

The execution, delivery and performance of this Agreement by Graph and the consummation by it of the transactions contemplated hereby have been or will be, by the Closing Date, duly and validly authorized by all necessary corporate action and no further consent or authorization of the board of directors or shareholders of Graph is or will be required.

This Agreement constitutes or, by the Closing Date, will constitute a valid and binding obligation of Graph, enforceable against Graph in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or other laws of general application limiting the enforcement of creditors’ rights generally and by the fact that equitable remedies, including specific performance, are discretionary and may not be ordered in respect of certain defaults.

Section 5.4 Absence of Conflict

None of the execution and delivery of this Agreement, the performance of Graph’s obligations under this Agreement, or the completion of the Transaction will:

(a)

result in or constitute a breach of any term or provision of, or constitute a default under, the constating documents of Graph or any agreement or other commitment to which Graph is a party or by which Graph is bound;

(b)	constitute an event which would permit any party to any Material Contract to terminate that agreement, or to accelerate the maturity of any indebtedness of Graph, or other obligation of Graph; or

(c)	result in the creation or imposition of any Encumbrance on the Graph Common Shares.

Section 5.5 No Limitation On Business Operations

Graph is not a party to, or bound or affected by, any Contract containing any covenant expressly limiting its respective abilities to compete in any line of business, or transfer or move any of its assets or operations.

Section 5.6 Regulatory Approvals

Other than with respect to the Concurrent Financing, no authorization, approval, order, consent of, or filing with, any Governmental Entity is or will be, to the knowledge of Graph, required on the part of Graph in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

Section 5.7 Consents

There is no requirement to obtain any consent, approval or waiver of a party under any Material Contract to which Graph is a party in order to complete the Transaction.

Section 5.8 Subsidiaries and Investments

Graph does not own or hold, directly or indirectly, any securities of, or have any interest in, any corporation, partnership, joint venture or other entity.

Section 5.9 Constating Documents

The articles of incorporation and bylaws of Graph constitute all of the constating documents of Graph and are in full force and effect; no action has been taken and no changes are planned to amend the articles or by-laws of Graph other than in conjunction with the Graph Share Split and the Amalgamation.

Section 5.10 Capacity and Power

Graph has all necessary corporate power, authority and capacity to own or lease its assets and carry on its business as currently being conducted.

Section 5.11 Jurisdictions

Graph is duly licensed, registered and qualified as a corporation to do business, is up-to-date in the filing of all required corporate returns and other notices and filings and is otherwise in good standing in all material respects, in each jurisdiction in which : (i) it owns or leases property, or (ii) the nature or conduct of its business or any part thereof, or the nature of the property of Graph or any part thereof, makes such qualification necessary to enable the business to be carried on as now conducted, to enable the property and assets of Graph to be owned, leased and operated by it, except where failure to be so licensed, registered and qualified or to make such filings would not have a Material Adverse Effect on Graph.

Section 5.12 Authorized and Issued Capital

Graph is authorized to issue an unlimited number of Graph Common Shares. As of the date hereof, 128,333,333 Graph Common Shares are issued and outstanding (which excludes, for greater certainty, the Financing Common Shares).

Section 5.13 Pre-Emptive Rights

(a)

No shareholder of Graph is entitled to pre-emptive rights or registration rights and there are no outstanding options, warrants, rights to subscribe for, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any Graph Common Shares, other than the Graph Finder’s Warrants, the Financing Warrants and the Financing Broker Warrants;

(b)

there are no contracts, commitments, understandings, or arrangements by which Graph is or may become bound to issue additional Graph Common Shares or options, securities or rights convertible into Graph Common Shares, other than the Graph Finder’s Warrants, the Financing Warrants and the Financing Broker Warrants;

(c)

Graph is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities, other than the Graph Finder’s Warrants, the Financing Warrants and the Financing Broker Warrants; and

(d)	Graph is not a party to, and Graph does not have any knowledge of, any agreement restricting the voting or transfer of any Graph Common Shares.

Section 5.14 Prior Issuances of Securities, No Registration, No Cease Trade Orders

The offer and sale of all Graph Common Shares issued and outstanding as of the date of this Agreement have complied with all applicable Laws. Graph’s securities are not registered with any securities commission or with any securities regulator in Canada or other foreign jurisdiction. Graph is not required to file periodic reports with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. No order ceasing or suspending trading in any securities of Graph, prohibiting the sale of securities of Graph or the trading of any of Graph’ issued securities has been issued and, to the best of Graph’ knowledge, no proceedings for such purpose are pending, threatened or contemplated.

Section 5.15 No Voting Trust, etc.

None of the issued and outstanding Graph Common Shares are, to the knowledge of Graph, subject to escrow restrictions, pooling arrangements or voting trusts, whether voluntary or involuntary.

Section 5.16 Non-Arm’s Length Loans, Loans to Insiders, etc.

Graph has not made any payment or loan to, or borrowed any funds from or is otherwise indebted to, any officer, director, employee, shareholder or any other person not dealing at arm’s length with Graph except with respect to reasonable and bona fide expenses incurred by such persons relating to the business and affairs of Graph. Graph is not a party to any contract with any officer, director, employee, shareholder or any other person not dealing at arm’s length with Graph.

Section 5.17 Books and Records

The Books and Records and minute books of Graph are maintained substantially in accordance with all applicable Laws and are complete and accurate in all respects.

Section 5.18 Financial Statements

The Graph Financial Statements are prepared in accordance with IFRS and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Graph as at the respective dates of such financial statements.

Section 5.19 Tax Matters

Graph has withheld or collected and remitted all amounts to be withheld or collected and remitted with respect to any Taxes as required under all applicable Tax Laws. There are no actions, suits or proceedings, in progress, pending, or, to the knowledge of Graph, threatened against Graph, in connection with any Taxes. The provisions for Taxes shown on the Graph Financial Statements are sufficient for the payment of all accrued and unpaid Taxes for all periods up to the end of the most recent financial period addressed in the Graph Financial Statements.

Section 5.20 Absence of Changes

Since the most recent balance sheet and statement of income included in the Graph Financial Statements, there has not been:

(a)

any change in the financial condition, operations, results of operations, or business of Graph that has had a Material Adverse Effect nor has there been any occurrence or circumstances which, with the passage of time might reasonably be expected to have a Material Adverse Effect; or

(b)

any damage, destruction or loss, labour trouble, or other event, development or condition of any character suffered by Graph which has had, or may reasonably be expected to have a Material Adverse Effect.

Section 5.21 Absence of Undisclosed Liabilities

Except to the extent reflected or reserved in the Graph Financial Statements or incurred in the ordinary course of Graph’s business consistent with past practice, Graph does not have any outstanding indebtedness or any liabilities or obligations (whether accrued, absolute, contingent or otherwise), including under any guarantee of any debt.

Section 5.22 Absence of Unusual Transactions

Since the most recent balance sheet and statement of loss included in the Graph Financial Statements, except as contemplated in this Agreement:

(a)	Graph has conducted its business only in the usual, ordinary and regular course and consistent with past practice;

(b)	no liability or obligation of any nature, whether absolute, accrued, contingent or otherwise that has had or is reasonably likely to have a Material Adverse Effect, has been incurred; and

(c)	no event that has had or is reasonably likely to have a Material Adverse Effect has occurred.

Section 5.23 Title to Assets

Graph owns, possesses and has good and marketable title to all of its undertaking, property and assets including all the undertaking, property and assets to be reflected in the most recent balance sheet included in the Graph Financial Statements, free and clear of all Encumbrances. The undertaking, property and assets of Graph comprise all of the undertaking, assets and property necessary for it to carry on its business as it is currently operated.

Section 5.24 Employees

There are no outstanding amounts payable to employees other than in the ordinary course of business or as disclosed in the Graph Financial Statements.

Section 5.25 Management Contracts

Graph is not a party to any written management contract, including without limitation, any contract which provides for a right of payment in the event of a change in control of Graph.

Section 5.26 Material Contracts

Graph is not in default or breach of any Material Contract, and to the knowledge of Graph, there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach. To the knowledge of Graph, no counterparty to any Material Contract is in default of any of its obligations under any Material Contract, Graph is entitled to all benefits under each Material Contract, as applicable, and Graph has not received any notice of termination of any Material Contract and, to the best of Graph’s knowledge, no such terminations are pending, threatened or contemplated.

Section 5.27 Litigation

There are no actions, suits, grievances or proceedings, whether judicial, arbitral or administrative, and whether or not purportedly on behalf of Graph, pending, commenced, or, to the knowledge of Graph, threatened or contemplated that would have a Material Adverse Effect on the business and operations of Graph. There is no outstanding judgment, decree, order, ruling or injunction involving Graph or relating in any way to the Transaction.

Section 5.28 No Expropriation

To the knowledge of Graph, no property or asset of Graph has been taken or expropriated by any Governmental Entity and no notice or proceeding in respect of any such expropriation has been given or commenced or is there any intent or proposal to give any such notice or commence any such proceeding.

Section 5.29 Finder’s Fees

No person or corporation is entitled to a finder’s fee or other form of compensation from Graph with respect to the Transaction.

Section 5.30 Full Disclosure

None of the foregoing representations, warranties and statements of fact contain any untrue statement of a material fact or omit to state any material fact necessary to make such statement or representation not misleading to a prospective purchaser of Graph Common Shares who is seeking full information as to Graph and its properties, businesses and affairs.

ARTICLE 6

COVENANTS

Section 6.1 Covenants of Graph

Graph covenants and agrees that, until the earlier of the Closing Date and the time that this Agreement is terminated in accordance with its terms, it shall:

(a)

not solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Transaction, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of the Securities Act (Ontario), for securities or assets of Graph, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Transaction, including, without limitation, allowing access to any third party to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations. In the event Graph, including any of its officers or directors, receives any form of offer or inquiry, Graph shall forthwith (in any event within one business day following receipt) notify RegTech of such offer or inquiry and provide RegTech with such details as it may request;

(b)	prepare and complete the financial statements required by the CSE in connection with the completion of the Transaction, which includes the Graph Financial Statements;

(c)	not take any action contrary to, or in opposition of the Amalgamation and the Transaction;

(d)

use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained from, and to deliver all notices required to be delivered to, other parties to any of its Material Contracts in connection with this Agreement, the Amalgamation or any of the other transactions contemplated herein;

(e)	use commercially reasonable efforts to comply promptly with all requirements imposed by applicable Law with respect to the Amalgamation and any other transactions contemplated herein;

(f)

not knowingly take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which is or could reasonably be expected to impede or delay the completion of the transactions contemplated under this Agreement except as specifically permitted by this Agreement;

(g)

use commercially reasonable efforts to fulfill all conditions to closing contained in this Agreement that are within its power and satisfy all provisions of this Agreement and the Amalgamation applicable to Graph;

(h)	conduct its business in a prudent and business-like manner and, except for transactions contemplated herein, in the ordinary course and in a manner consistent with past practice;

(i)

not issue any debt, equity or other securities without the prior written approval of RegTech, except in connection with the Concurrent Financing or with respect to any options, warrants or other rights outstanding as of the date hereof;

(j)	not borrow money or incur any indebtedness for money borrowed, except as agreed to by RegTech in writing;

(k)

not make loans, advances or other payments, excluding ordinary course compensation and routine advances to employees of Graph for expenses incurred in the ordinary course, except as agreed to by RegTech in writing;

(l)	not declare or pay any dividends or distribute any of Graph’s properties or assets;

(m)

not amend Graph’s articles or by-laws in any manner which may adversely affect the success of the Transaction, except as agreed by RegTech in writing or as required to give effect to the matters contemplated herein;

(n)

except as permitted or contemplated herein, not enter into any transaction or Material Contract not in the ordinary course of business and not engage in any business enterprise or activity different from that carried on as of the date hereof, unless written approval of RegTech is obtained;

(o)

subject to the provisions hereof, to cooperate fully with RegTech and to use all reasonable commercial efforts to assist RegTech in its efforts to complete the Transaction, unless such cooperation and efforts would subject Graph to liability or would be in breach of applicable statutory and regulatory requirements; and

(p)

promptly deliver written notice to RegTech of any circumstance or development that, to the knowledge of Graph, is or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Graph.

Section 6.2 Covenants of RegTech

RegTech covenants and agrees that, until the earlier of the Closing Date and the time that this Agreement is terminated in accordance with its terms, it shall:

(a)

not solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Transaction, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of the Securities Act (Ontario), for securities or assets of RegTech, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Transaction, including, without limitation, allowing access to any third party to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations. In the event RegTech, including any of its officers or directors, receives any form of offer or inquiry, RegTech shall forthwith (in any event within one business day following receipt) notify Graph of such offer or inquiry and provide Graph with such details as it may request;

(b)

apply for and use commercially reasonable efforts to obtain all regulatory approvals relating to RegTech and Subco required in connection with this Agreement, the Transaction or any of the other transactions contemplated herein, and, in doing so, keep Graph fully informed as to the status of the proceedings related to obtaining the regulatory approvals, including providing Graph promptly with copies of all related applications and notifications (other than with respect to confidential information contained in such applications and notifications), in a draft form prior to such applications and notifications being submitted, in order for Graph to provide its reasonable comments thereon;

(c)	prepare and complete the financial statements required by the CSE in connection with the completion of the Transaction, which includes the RegTech Financial Statements;

(d)

use its reasonable commercial efforts to cause all shareholders of RegTech to vote in favour of the Transaction and all ancillary matters thereto, and not take any action contrary to, or in opposition of the Amalgamation and the Transaction;

(e)

use commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained from, and to deliver all notices required to be delivered to, other parties to any of its Material Contracts in connection with this Agreement, the Transaction or any of the other transactions contemplated herein;

(f)	use commercially reasonable efforts to comply promptly with all requirements imposed by applicable Law with respect to the Amalgamation and any other transactions contemplated herein;

(g)

not knowingly take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which is or could reasonably be expected to impede or delay the completion of the transactions contemplated under this Agreement except as specifically permitted by this Agreement;

(h)

use commercially reasonable efforts to fulfill all conditions to closing contained in this Agreement that are within its power and satisfy all provisions of this Agreement and the Transaction applicable to RegTech;

(i)	conduct its business in a prudent and business-like manner and, except for transactions contemplated herein, in the ordinary course and in a manner consistent with past practice;

(j)	not issue any debt, equity or other securities without the prior written approval of Graph, except in connection with any options, warrants or other rights outstanding as of the date hereof;

(k)

not split, divide, consolidate, combine, exchange or reclassify any of its equity securities or issue or authorize the issuance of any other securities in lieu of or in substitution for, any of its equity securities, except with respect to the Consolidation;

(l)	not redeem, purchase or otherwise acquire any of its outstanding securities, unless otherwise required by the terms of such securities;

(m)	not alter or amend the terms of any of its outstanding securities;

(n)	not adopt a plan of liquidation or resolution providing for the liquidation or dissolution of RegTech;

(o)	not borrow money or incur any indebtedness for money borrowed, except as agreed to by Graph in writing;

(p)	not make loans, advances or other payments, excluding routine advances to directors and officers of RegTech for expenses incurred in the ordinary course, except as agreed to by Graph in writing;

(q)

not (A) grant to any officer or director of RegTech an increase in compensation in any form; (B) grant any general salary increase to any officer or director of RegTech; (C) take any action with respect to the grant of any severance or termination pay; (D) enter into any employment agreement with any officer or director of RegTech; or (E) increase any benefits payable to any officer or director of RegTech under their current severance or termination pay policies;

(r)

not settle or compromise, without the prior written consent of Graph,: (A) any action, claim or proceeding brought against RegTech that is or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RegTech; or (B) any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Amalgamation;

(s)	not declare or pay any dividends or distribute any of RegTech’s properties or assets;

(t)

not amend RegTech’s articles or notice of articles in any manner which may adversely affect the success of the Transaction, except as agreed by Graph in writing or as required to give effect to the matters contemplated herein, including giving effect to the Name Change and Consolidation;

(u)

except as permitted or contemplated herein, not enter into any transaction or Material Contract not in the ordinary course of business and not engage in any business enterprise or activity different from that carried on as of the date hereof, unless the written approval of Graph is obtained;

(v)

subject to the provisions hereof, to cooperate fully with Graph and to use all reasonable commercial efforts to assist Graph in its efforts to complete the Transaction, unless such cooperation and efforts would subject RegTech to liability or would be in breach of applicable statutory and regulatory requirements; and

(w)

promptly deliver written notice to Graph of any circumstance or development that, to the knowledge of RegTech, is or could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RegTech.

Section 6.3 Access to Information and Confidentiality

Each Party will allow the other and its respective authorized representatives, including legal counsel and consultants, access to all information, books or records relevant for the purpose of the Transaction contemplated herein. Each party hereto agrees that all information and documents so obtained will be kept confidential and the contents thereof will not be disclosed to any person without the prior written consent of the disclosing party, except as otherwise provided for below, or as are required to be disclosed by applicable Law provided that the disclosing party is given prior notice thereof.

The foregoing does not apply to information that:

(a)	becomes generally available to the public absent any breach of the foregoing;

(b)	was available on a non-confidential basis to a party prior to its disclosure pursuant to this Agreement; or

(c)	becomes available on a non-confidential basis from a third party who, to the knowledge of the recipient after enquiry, is not bound to keep such information confidential.

ARTICLE 7

CLOSING CONDITIONS

Section 7.1 Mutual Conditions

The respective obligations of RegTech, Graph and Subco to complete the Transaction are subject to the fulfillment of the following conditions on or before the Closing Date or such earlier date as specified herein:

(a)

RegTech shareholders having approved the Transaction and all related matters, including the Consolidation and the amendment of RegTech’s constating documents to change its name to “Graph Blockchain Inc.” or such other name as may be determined by the board (the “Name Change”);

(b)

receipt of all required regulatory, shareholder and third party approvals including CSE approval, and compliance with all applicable regulatory requirements and conditions necessary to complete the Transaction;

(c)

there will not be in force any Law, ruling, order or decree, and there will not have been any action taken under any Law or by any Governmental Entity or other regulatory authority, that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Amalgamation in accordance with the terms hereof or results or could reasonably be expected to result in a judgment, order, decree or assessment of damages, directly or indirectly, relating to the Amalgamation which has, or could have, a Material Adverse Effect;

(d)	the Articles of Amalgamation to be filed with the Director in accordance with the Amalgamation, shall be in form and substance satisfactory to Graph and RegTech, acting reasonably;

(e)	the board of directors of the Resulting Issuer shall consist of a minimum of three and a maximum of ten directors, all of whom shall be nominated by Graph;

(f)

all other consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity, the failure of which to obtain or the expiry of which would or could have a Material Adverse Effect or materially impede the completion of the Transaction, will have been obtained or received on terms that are reasonably satisfactory to each Party hereto; and

(g)	this Agreement will not have been terminated pursuant to Article 10 hereof.

The foregoing conditions are for the mutual benefit of the Parties hereto and may be waived in respect of a Party hereto, in whole or in part, by such Party hereto in writing at any time. If any of such conditions will not be complied with or waived as aforesaid on or before the Closing Date or, if earlier, the date required for the performance thereof, then, subject to Article 10 hereof, any Party hereto may terminate this Agreement by written notice to the other Parties in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by such rescinding Party hereto.

Section 7.2 RegTech Conditions

The obligation of RegTech to complete the Transaction contemplated herein is subject to the fulfillment of the following additional conditions on or before the Closing Date or such other time as is specified below:

(a)

no material adverse change having occurred in the business, results of operations, assets, liabilities, financial condition or affairs of Graph, financial or otherwise, between the date hereof and the Closing Date;

(b)	satisfactory completion of due diligence by RegTech, its counsel and representatives on the business, assets, financial condition and corporate records of Graph, acting reasonably;

(c)

there being no legal proceedings or regulatory actions or proceedings against Graph as of the Closing Date which may have a Material Adverse Effect on Graph, its business, assets or financial condition;

(d)

there being no inquiry or investigation (whether formal or informal) in relation to Graph or its directors or officers commenced or threatened by any securities commission or official of the CSE or regulatory body having jurisdiction such that the outcome of such inquiry or investigation could have a Material Adverse Effect on Graph, its business, assets or financial condition;

(e)

all representations and warranties of Graph under this Agreement shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result, or would not reasonably be expected to result, in a material adverse change in respect of Graph and would not, or would not reasonably be expected to, materially delay completion of the Amalgamation and the transactions otherwise contemplated hereby;

(f)	all covenants of Graph under this Agreement to be performed on or before the Closing Date shall have been performed by Graph in all material respects;

(g)	there being no other issued and outstanding securities in the capital of Graph other than as disclosed herein;

(h)

the directors and shareholders of Graph will have adopted and passed all necessary resolutions and all other necessary corporate action will have been taken by Graph to permit the consummation of this Agreement and the Transaction;

(i)

relevant principals and shareholders of Graph shall have entered into such escrow agreements as required by the CSE and shall have delivered such documents as required by the CSE including, without limitation, duly completed personal information forms acceptable to the CSE; and

(j)

Graph will have executed and delivered, or cause to be executed and delivered, at the closing of the Transaction, such customary agreements, legal opinions, certificates, resolutions and other closing documents as may be required by the other Parties hereto, all in form satisfactory to the other Parties, acting reasonably.

The foregoing conditions are for the benefit of RegTech and may be waived, in whole or in part, by RegTech in writing at any time. If any of such conditions will not be complied with or waived by RegTech on or before the Closing Date or, if earlier, the date required for the performance thereof, then, subject to Article 10 hereof, RegTech may terminate this Agreement by written notice to Graph and Subco in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by RegTech.

Section 7.3 Graph Conditions

The obligation of Graph to complete the Transaction contemplated herein is subject to the fulfillment of the following additional conditions on or before the Closing Date or such other time as is specified below:

(a)	RegTech being up to date and in good standing with respect to all of its filings obligations with the U.S. Securities and Exchange Commission;

(b)

RegTech providing Graph with all of its Books and Records from 2016 to the Effective Date at no cost to Graph. For greater certainty, this subsection shall include RegTech’s full legal minute books and constating documents from incorporation to the present as well as full balance sheet subledgers, reconciliations and underlying supporting documentation from each item on the balance sheet as of the date of Closing;

(c)

the Transaction, the Consolidation and the Name Change shall have been approved by the RegTech shareholders and the articles of RegTech shall have been amended so as to effect the Consolidation and the Name Change;

(d)	RegTech, as the sole shareholder of Subco, shall have approved the Amalgamation;

(e)

the directors of RegTech and Subco will have adopted all necessary resolutions and all other necessary corporate action will have been taken by RegTech and Subco to permit the consummation of the Transaction;

(f)

no material adverse change having occurred in the business, results of operations, assets, liabilities, financial condition or affairs of RegTech, financial or otherwise, between the date hereof and the Closing Date, except for a decrease in RegTech’s working capital position reasonably necessary to facilitate the Transaction and to meet its customary obligations as a “reporting issuer” in Alberta and British Columbia;

(g)	satisfactory completion of due diligence by Graph, its counsel and representatives on the business, assets, financial condition and corporate records of RegTech, acting reasonably;

(h)

there being no legal proceedings or regulatory actions or proceedings against RegTech as of the Closing Date which may have a Material Adverse Effect on RegTech, its business, assets or financial condition;

(i)

there being no inquiry or investigation (whether formal or informal) in relation to RegTech or its directors or officers commenced or threatened by any securities commission or official of the CSE or regulatory body having jurisdiction such that the outcome of such inquiry or investigation could have a Material Adverse Effect on RegTech, its business, assets or financial condition;

(j)

all representations and warranties of RegTech and Subco under this Agreement shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result, or would not reasonably be expected to result, in a material adverse change in respect of RegTech or Subco, as applicable, and would not, or would not reasonably be expected to, materially delay completion of the Amalgamation and the transactions otherwise contemplated hereby;

(k)	all covenants of RegTech under this Agreement to be performed on or before the Closing Date shall have been performed by RegTech in all material respects;

(l)

all consents, waivers and approvals required to be obtained by RegTech from a counter-party to a Material Contract of RegTech required in connection with, or to permit the consummation of, the Amalgamation or any transaction otherwise contemplated hereby, shall have been obtained on terms and conditions satisfactory to Graph, acting reasonably;

(m)

the Resulting Issuer Common Shares issued as consideration for the Graph Common Shares being issued as fully paid and non-assessable common shares in the capital of the Resulting Issuer, free and clear of any and all encumbrances, liens, charges and demands of whatsoever nature, except those imposed pursuant to the escrow restrictions of the CSE and those arising under applicable securities laws;

(n)	RegTech will, prior to Closing Time, make all applicable filings with the CSE and any Governmental Entities;

(o)	receipt of duly executed resignations and mutual releases of each director and officer of RegTech who is no longer serving as a director or officer of the Resulting Issuer;

(p)

there being no debts owing to RegTech by any of its directors, officers, employees or consultants or any former directors, officers, employees or consultants or any other person with whom RegTech does not deal at arm’s length, except for amounts advanced to such persons for expenses incurred on behalf of RegTech in the ordinary course of business or as otherwise disclosed either in writing to Graph or in the RegTech Disclosure Documents;

(q)

there being no debts owing by RegTech to any of its directors, officers, employees or consultants or any former directors, officers, employees or consultants or any other person with whom RegTech does not deal at arm’s length, except as otherwise disclosed in writing and agreed to by Graph;

(r)

all management, consulting, lease and rental contracts to which RegTech is a party having been terminated and there not being any termination rights, payments or other fees payable pursuant to any such agreements as a result of such terminations;

(s)	there being no other issued and outstanding securities in the capital of RegTech or Subco other than as disclosed herein; and

(t)

RegTech will have executed and delivered, at the Closing of the Transaction, such customary agreements, legal opinions, certificates, resolutions and other closing documents as may be required by the other Parties hereto, all in form satisfactory to the other Parties hereto, acting reasonably.

The foregoing conditions are for the benefit of Graph and may be waived, in whole or in part, by Graph in writing at any time. If any of such conditions will not be complied with or waived by Graph on or before the Closing Date or, if earlier, the date required for the performance thereof, Graph may terminate this Agreement by written notice to RegTech and Subco in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Agreement by Graph.

Section 7.4 Consents-Merger

The obligations of RegTech, Subco and Graph to obtain the consents referred to in this Article 7 will not survive the completion of the Transaction, and will merge without recourse between the Parties upon such completion.

ARTICLE 8

SURVIVAL

Section 8.1 Survival

The covenants, representations and warranties of each of RegTech, Graph, and Subco as set out herein shall survive from the Closing Date for a period of 18 months.

ARTICLE 9

CLOSING

The Closing will take place on the Closing Date in the offices of McMillan LLP, counsel to Graph, or at any other place as the Parties may agree.

ARTICLE 10

TERM AND TERMINATION

Section 10.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms.

Section 10.2 Termination

(a)	This Agreement may be terminated at any time prior to the Closing Date:

(i) by mutual written agreement of the Parties;

(ii) by Graph, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of RegTech or Subco set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied, or render such conditions incapable of being satisfied by the Closing Date, as reasonably determined by Graph; provided, however, that Graph is not then in breach of this Agreement so as to cause any condition in Section 7.1 or Section 7.3 not to be satisfied; or

(iv) by RegTech, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Graph set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, or render such conditions incapable of being satisfied by the Closing Date as reasonably determined by RegTech; provided, however, that RegTech is not then in breach of this Agreement so as to cause any condition in Section 7.1 or Section 7.2 not to be satisfied.

(b)	For greater certainty, this Agreement may not be terminated unilaterally by Subco.

Section 10.3 Expenses

(a)	It is understood by the Parties that all costs incurred in connection with pursuing and implementing the transactions contemplated herein will be borne by the Party incurring the costs.

ARTICLE 11

GENERAL

Section 11.1 Costs and Expenses

Except as otherwise specified in this Agreement, all costs and expenses (including the fees and disbursements of accountants, legal counsel and other professional advisers) incurred in connection with this Agreement and the completion of the transactions contemplated by this Agreement are to be paid by the Party incurring those costs and expenses. If this Agreement is terminated, the obligation of each Party to pay its own costs and expenses is subject to each Party’s respective rights arising from a breach or termination.

Section 11.2 Time of Essence

Time is of the essence in all respects of this Agreement.

Section 11.3 Notices

Any Notice must be in writing and either:

(a)	personally delivered;

(b)	sent by prepaid, registered mail; or

(c)	sent by facsimile, e-mail or functionally equivalent electronic means of communication, charges (if any) prepaid.

Any Notice must be sent to the intended recipient at its address as follows:

to RegTech and Subco at:

Suite 500 – 666 Burrard Street

Vancouver, British Columbia

V6C 3P6

Attention: Paul Chute

email: pwchute@gmail.com

to Graph at:

2161 Yonge Street, Suite 210

Toronto, Ontario

M4S 3A6

Attention: Peter Kim

email: pkim@graphblockchain.com

or at any other address as any Party may from time to time advise the other by Notice given in accordance with this Section 11.3. Any Notice delivered to the Party to whom it is addressed will be deemed to have been given and received on the day it is so delivered at that Party’s address, provided that if that day is not a Business Day then the Notice will be deemed to have been given and received on the next Business Day. Any Notice transmitted by facsimile or other form of electronic communication will be deemed to have been given and received on the day on which it was transmitted (but if the Notice is transmitted on a day which is not a Business Day or after 4:00 p.m. (local time of the recipient), the Notice will be deemed to have been received on the next Business Day). Any Notice given by registered mail will be deemed to have been received on the fifth Business Day after which it is so mailed. If a strike or lockout of postal employees is then in effect, or generally known to be impending, every Notice must be effected by personal delivery, or by facsimile, e-mail or functionally equivalent electronic means.

Section 11.4 Further Assurances

Each Party will execute and deliver any further agreements and documents and provide any further assurances as may be reasonably required by the other Party to give effect to this Agreement and, without limiting the generality of the foregoing, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide any assurances, undertakings and information as may be required from time to time by all Governmental Entities or stock exchanges having jurisdiction or as may be required from time to time under applicable securities legislation.

Without limiting the generality of the foregoing, Paul Chute agrees to assist Graph and the Resulting Issuer for a period of six months following completion of the Transaction in responding to any inquiries, requests for information or any other matter from any securities regulator with jurisdiction over RegTech as of the date of this Agreement at such additional cost to be agreed to between the parties, acting reasonably. This includes, but is not limited to, responding to phone and email inquiries from Graph or the Resulting and its directors and officers and providing historical data and documents in their knowledge or possession.

Section 11.5 No Broker

Each Party represents and warrants to the other Parties that all negotiations relating to this Agreement and the transactions contemplated by this Agreement have been carried on between them directly, without the intervention of any other Person on behalf of any Party in such manner as to give rise to any valid claim against any Party for a brokerage commission, finder’s fee or other similar payment, except as otherwise payable in accordance with this Agreement.

Section 11.6 Public Notice

All public notices to third parties and all other announcements, press releases and publicity concerning this Agreement or the transactions contemplated by this Agreement must be jointly planned and co-ordinated by the Parties, and no Party to this Agreement will act unilaterally in this regard without the prior consent of the other Parties unless, and only to the extent that, disclosure is required to meet the timely disclosure obligations of any Party under securities laws or stock exchange rules in circumstances where prior consultation with the other Parties is not practicable, or the disclosure is to the Party’s board of directors, senior management and its legal, accounting, financial or other professional advisers.

Section 11.7 Independent Legal Advice

Each of the Parties hereby acknowledges that it has carefully read and considered and fully understands the provisions of this Agreement and, having done so, agrees that the provisions set forth in this Agreement are fair and reasonable. Each party further acknowledges that it has had an opportunity to obtain independent advice in respect of the contents of this Agreement and it has either obtained such independent advice or waives all further rights in this respect.

Section 11.8 Amendment and Waiver

No supplement, modification, amendment, waiver, discharge or termination of this Agreement is binding unless it is executed in writing by the Party to be bound. No waiver of, failure to exercise or delay in exercising, any provision of this Agreement constitutes a waiver of any other provision (whether or not similar) nor does any waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.9 Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by any Party without the prior consent of the other Parties. This Agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

Section 11.10 Severability

Each provision of this Agreement is distinct and severable. If any provision of this Agreement, in whole or in part, is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Agreement, or the legality, validity or enforceability of that provision in any other jurisdiction.

Section 11.11 Counterparts

This Agreement may be executed and delivered by the Parties in one or more counterparts, each of which when so executed and delivered will be an original, and those counterparts will together constitute one and the same instrument.

Section 11.12 Facsimile Signatures

Delivery of this Agreement by facsimile, e-mail or functionally equivalent electronic transmission constitutes valid and effective delivery.

[signature page follows]

IN WITNESS WHEREOF this Agreement has been executed as of the date first written above.

REG TECHNOLOGIES INC.

Per:
Name:	Paul Chute
Title:	Chief Executive Officer

2659468 ONTARIO INC.

Per:
Name:	Paul Chute
Title:	Chief Executive Officer

GRAPH BLOCKCHAIN LIMITED

Per:
Name:	Andrew Ryu
Title:	Chief Executive Officer

Signature of Witness	Paul Chute

SCHEDULE “A”

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT made as of the 6th day of November, 2018,

AMONG:

REG TECHNOLOGIES INC.

(“RegTech”)

AND:

GRAPH BLOCKCHAIN LIMITED

(“Graph”)

AND:

2659468 ONTARIO INC.

(“Subco”)

WHEREAS Graph and Subco wish to amalgamate pursuant to Section 174 of the OBCA upon the terms and conditions hereinafter described and for such purpose the Resulting Issuer has agreed to issue Resulting Issuer Common Shares, Resulting Issuer Warrants and Resulting Issuer Finder’s Warrants as hereinafter provided.

AND WHEREAS as of the date hereof, there are 5,954,715 RegTech Shares issued and outstanding;

AND WHEREAS as of the date hereof, there are 128,333,333 Graph Common Shares (excluding, for greater certainty, the Financing Common Shares) issued outstanding and 1,665,818 Graph Finder’s Warrants issued and outstanding;

AND WHEREAS, as of the date hereof, there are 100 Subco Common Shares issued and outstanding;

AND WHEREAS, the Concurrent Financing shall close immediately before the Amalgamation;

NOW THEREFORE for good and valuable consideration the parties agree as follows:

Section 1.1. In this Agreement:

(a)	“Agreement” means this Amalgamation Agreement;

(b)	“Amalco” means the continuing corporation constituted upon the Amalgamation becoming effective;

(c)	“Amalco Common Shares” has the meaning set forth in Section 1.4(d);

(d)	“Amalgamating Corporations” means Graph and Subco;

(e)	“Amalgamation” means the amalgamation of the Amalgamating Corporations as contemplated in this Agreement;

(f)	“Articles of Amalgamation” means the articles of amalgamation entered into as a result of this Agreement;

(g)	“Certificate of Amalgamation” means the certificate of amalgamation to be issued pursuant to the OBCA giving effect to the Articles of Amalgamation;

(h)

“Concurrent Financing” means the private placement of a minimum of 3,333,333 Financing Units and a maximum of 13,333,333 Financing Units at $0.30 per Financing Unit for aggregate gross proceeds of a minimum of $1,000,000 and a maximum of $4,000,000 that shall close immediately before the Amalgamation;

(i)	“Definitive Agreement” means the agreement entered into between Graph, RegTech and Subco of even date herewith and which further governs the details of the Amalgamation;

(j)	“Effective Date” means the effective date of the Amalgamation as set forth in the Certificate of Amalgamation issued to Amalco;

(k)	“Graph Common Shares” means the common shares in the capital of Graph as the same are constituted on the date hereof;

(l)

“Graph Finder’s Warrants” means the 1,665,818 finder’s warrants issued and outstanding on the date hereof, with each Graph Finder’s Warrant entitling the holder thereof to purchase one Graph Common Share at a price of $0.083 until January 10, 2020;

(m)	“Financing Common Share” means the Graph Common Shares issued pursuant to the Concurrent Financing;

(n)

“Financing Warrant” means warrants of Graph that entitle the holder to acquire one Graph Common Share for each Financing Warrant held at a price of $0.40 per Graph Common Share for a period of 18 months from the closing of the Concurrent Financing;

(o)	“Financing Unit” means a unit of Graph that is comprised of one Financing Common Share and one Financing Warrant;

(p)	“ITA” has the meaning set forth in Section 1.5(h);

(q)	“OBCA” means the Business Corporations Act (Ontario); and

(r)	“RegTech Common Shares” means the common shares in the capital of RegTech as the same are constituted on the Effective Date immediately prior to the Amalgamation;

(s)	“Resulting Issuer” means RegTech upon completion of the Amalgamation;

(t)	“Resulting Issuer Common Shares” means common shares in the capital of Resulting Issuer;

(u)	“Resulting Issuer Finder’s Warrants” means finder’s warrants to acquire Resulting Issuer Common Shares;

(v)	“Resulting Issuer Warrants” means share purchase warrants to acquire Resulting Issuer Common Shares;

(w)	“Subco Common Shares” means the common shares in the capital of Subco;

Capitalized terms used, but not otherwise defined herein shall have the meanings ascribed to them in the Definitive Agreement.

Section 1.2. Amalgamation

Subject to Section 1.5 hereof, the Amalgamating Corporations hereby agree to amalgamate pursuant to the provisions of the OBCA and to continue as one corporation on the terms and conditions herein set forth.

Section 1.3. On the Effective Date:

(a)	The Amalgamating Corporations are amalgamated and continue as Amalco under the terms and conditions prescribed in this Agreement;

(b)	All liabilities and amounts receivable owed by each Amalgamating Corporation to each other, and any related security, will be cancelled;

(c)

Subject to Subsection 1.3(b), Amalco will possess all the property, rights, assets, privileges and franchises and will be subject to all of the contracts, liabilities, debts and obligations of each of the Amalgamating Corporations;

(d)

Subject to Subsection 1.3(b), all rights of creditors against the properties, rights, assets, privileges and franchises of each Amalgamating Corporation and all liens upon their respective properties, rights, assets, privileges and franchises, will be unimpaired by the Amalgamation and all debts, contracts, liabilities and duties of each Amalgamating Corporation will, from and after the date upon which the Amalgamation becomes effective, attach to Amalco and may be enforced against it; and

(e)

No action or proceeding by or against any of the Amalgamating Corporations will abate or be affected by the Amalgamation, and any conviction against, or ruling under, a judgment in favour of or against, an Amalgamating Corporation may be enforced by or against Amalco.

Section 1.4. Amalgamated Corporations

(a)	The name of Amalco will be “Graph Blockchain Limited”;

(b)	There will be no restrictions on the business that Amalco may carry on or on the powers it may exercise;

(c)	The head office of Amalco will be located at 2161 Yonge Street, Suite 210 Toronto, Ontario M4S 3A6;

(d)	The capital of Amalco will be an unlimited number of common shares (each, an “Amalco Common Share”);

(e)	no securities of Amalco, other than non-convertible debt securities, will be transferred without either:

a.	the consent of the directors of Amalco expressed by a resolution passed by the board of directors; or

b.	the consent of the holders of a majority of the voting shares of Amalco for the time being outstanding expressed by a resolution passed by the shareholders;

(f)	The board of directors of Amalco will, until otherwise changed in accordance with the OBCA, consist of not less than one and not more than 10 directors;

(f)	The directors of Amalco will be Peter Kim, Todd Shapiro and David Posner;

(g)	Such directors will hold office until the first annual meeting of Amalco or until their successors are duly elected or appointed;

(g)	The by-laws of Amalco until repealed, amended or altered will be the by-laws of Graph; and

(h)	The fiscal year-end of Amalco shall be April 30.

Section 1.5. Issuance of Resulting Issuer Common Shares Upon Amalgamation

On the Effective Date:

(a)

each shareholder of Graph, including holders of Financing Common Shares, will receive, instead of Amalco Common Shares, one (1) fully paid and non-assessable Resulting Issuer Common Share in exchange for each issued and outstanding Graph Common Share held by such shareholder and the Graph Common Shares thus exchanged will be cancelled without reimbursement of the capital represented by such shares.

(b)

the Resulting Issuer will receive one (1) fully paid and non-assessable Amalco Common Share in exchange for each issued and outstanding Subco Common Share held by RegTech prior to the Amalgamation and the Subco Common Shares thus exchanged will be cancelled without reimbursement of the capital represented by such shares;

(c)

holders of the Financing Warrants will receive, in exchange for each Financing Warrant held, one Resulting Issuer Warrant, with each Resulting Issuer Warrant having the same terms as the Financing Warrant being exchanged therefor, and thereafter all of the outstanding Financing Warrants will be cancelled;

(d)

holders of the outstanding Graph Finder’s Warrants will receive, in exchange for each Graph Finder’s Warrant held, one Resulting Issuer Finder’s Warrant, with each Resulting Issuer Finder’s Warrant having the same terms as the Graph Finder’s Warrant being exchanged therefor, and thereafter all of the outstanding Graph Finder’s Warrants will be cancelled;

(e)

in consideration of the issuance of Resulting Issuer Common Shares pursuant to Section 1.5(a), Amalco will issue to the Resulting Issuer 999,900 fully paid and non-assessable Amalco Common Shares for the Resulting Issuer Common Shares so issued;

(f)

no certificates representing fractional shares of Amalco or the Resulting Issuer will be issued pursuant to the Amalgamation, but rather each fractional interest in a Resulting Issuer Common Share or in an Amalco Common Share will be rounded down to the nearest whole number of Resulting Issuer Common Shares or Amalco Common Shares, as the case may be;

(g)

the Resulting Issuer shall add to the stated capital maintained in respect of the Resulting Issuer Common Shares an amount equal to the aggregate paid-up capital for purposes of the Income Tax Act (Canada) (the “ITA”) of the Graph Common Shares immediately prior to the Amalgamation; and

(h)

Amalco shall add an amount to the stated capital maintained in respect of the Amalco Common Shares an amount equal to the aggregate paid-up capital for purposes of the ITA of the Subco Common Shares and Graph Common Shares immediately prior to the Amalgamation.

Section 1.6. Modification or Termination of Amalgamation

(a)

The Amalgamating Corporations may, by resolution of their respective boards of directors, assent to any modification of this Agreement that the Director under the OBCA may require and this Agreement will be deemed to include such modification.

(b)

This Agreement may, prior to the issuance of a Certificate of Amalgamation, be terminated by either of the Amalgamating Corporations by resolution of their respective board of directors, notwithstanding the approval of the shareholders of the Amalgamating Corporations on the terms and conditions hereof.

Section 1.7. Articles of Amalgamation

Upon each of the Amalgamating Corporations approving this Agreement in accordance with the OBCA, the Amalgamating Corporations will execute and deliver to the Director under the OBCA, the Articles of Amalgamation, in duplicate, and apply for a Certificate of Amalgamation for the purpose of bringing this Amalgamation into effect.

Section 1.8. Covenants of Graph

Graph covenants and agrees with RegTech and Subco that it will:

(a)	use its commercially reasonable efforts to cause each of the conditions precedent set forth in Section 1.15 to be complied with; and

(b)

subject to the approval of RegTech as the sole shareholder of Subco being obtained for the completion of the Amalgamation, thereafter jointly with RegTech and Subco file with the Director under the OBCA the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

Section 1.9. Covenants of RegTech

RegTech covenants and agrees with Graph and Subco that it will:

(a)	sign a resolution as sole shareholder of Subco in favour of the approval of the Amalgamation, this Agreement, and the transactions contemplated hereby in accordance with the OBCA;

(b)	use its commercially reasonable efforts to cause each of the conditions precedent set forth in Section 1.15 hereof to be complied with; and

(c)	issue that number of Resulting Issuer Common Shares as required by Section 1.5 hereof.

Section 1.10. Covenants of Subco

Subco covenants and agrees with Graph and RegTech that it will not, from the date of execution hereof to the Effective Date, except with the prior written consent of RegTech and Graph, conduct any business which would prevent Graph or RegTech from performing any of their respective obligations hereunder.

Section 1.11. Further Covenants of Subco

Subco further covenants and agrees with Graph and RegTech that it will:

(a)	use its commercially reasonable efforts to cause each of the conditions precedent set forth in Section 1.15 hereof to be complied with; and

(b)	jointly with Graph file the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation upon and subject to the terms and conditions of this Agreement.

Section 1.12. Representation and Warranty of RegTech

RegTech represents and warrants to and in favour of Graph (and acknowledges that Graph is relying upon such representation and warranty) that RegTech is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against RegTech in accordance with its terms.

Section 1.13. Representation and Warranty of Graph

Graph represents and warrants to and in favour of RegTech and Subco (and acknowledges that RegTech and Subco are relying upon such representation and warranty) that Graph is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against Graph in accordance with its terms.

Section 1.14. Representation and Warranty of Subco

Subco represents and warrants to and in favour of Graph and RegTech (and acknowledges that Graph and RegTech are relying upon such representation and warranty) that Subco is duly authorized to execute and deliver this Agreement and this Agreement is a valid and binding agreement, enforceable against Subco in accordance with its terms.

Section 1.15. Conditions Precedent

The respective obligations of the parties hereto to consummate the transactions contemplated hereby, and in particular the Amalgamation, are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived (subject to applicable law) by the consent of each of the parties without prejudice to their rights to rely on any other or others of such conditions:

(a)	this Agreement and the transactions contemplated hereby, including, in particular, the Amalgamation, shall be approved by the sole shareholder of Subco;

(b)	this Agreement and the transactions contemplated hereby, including, in particular, the Amalgamation, shall be approved by the shareholders of Graph; and

(c)	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement including, without limitation, the Amalgamation.

Section 1.16. Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 1.17. Amendment and Waiver

No supplement, modification, amendment, waiver, discharge or termination of this Agreement is binding unless the party to be bound executes it in writing. No waiver of, failure to exercise or delay in exercising, any provision of this Agreement constitutes a waiver of any other provision (whether or not similar) nor does such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 1.18. Counterparts

This Agreement may be executed and delivered by the parties in one or more counterparts, each of which when so executed and delivered will be an original, and those counterparts will together constitute one and the same instrument.

Section 1.19. Delivery

Delivery of this Agreement by facsimile transmission or functionally equivalent electronic means constitutes valid and effective delivery.

Section 1.20. Further Assurances

Each party will execute and deliver any further agreements and documents and provide any further assurances as may be reasonably required by the other party to give effect to this Agreement and, without limiting the generality of the foregoing, will do or cause to be done all acts and things, execute and deliver or cause to be executed and delivered all agreements and documents and provide all assurances, undertakings and information as may be required from time to time by all regulatory or governmental bodies or stock exchanges having jurisdiction over the affairs of a party or as may be required from time to time under applicable securities legislation.

IN WITNESS WHEREOF this Amalgamation Agreement has been executed by the parties hereto as of the date first written above.

REG TECHNOLOGIES INC.

Per:
Name:	Paul Chute
Title:	Chief Executive Officer

2659468 ONTARIO INC.

Per:
Name:	Paul Chute
Title:	Chief Executive Officer

GRAPH BLOCKCHAIN LIMITED

Per:
Name:	Andrew Ryu
Title:	Chief Executive Officer